Exhibit 5.1

1500 Market Street, 18th Floor

Philadelphia, PA 19102

(609) 243-9111

www.stevenslee.com

June 5, 2026

Board of Directors

BCB Bancorp, Inc.

104-110 Avenue C

Bayonne, New Jersey 07002

Re: Form S-8 Registration Statement

BCB Bancorp, Inc. Inducement Award for Restricted Stock

Ladies and Gentlemen:

BCB Bancorp, Inc. (the “Company”) has agreed to grant to Thomas M. O’Brien (the “Executive”) an Inducement Award for Restricted Stock (the “Award”) consisting of 709,220 shares of the common stock, no par value, of the Company (the “Restricted Stock”). Twenty percent of the shares of Restricted Stock will vest on December 31 of each year through December 31, 2030, subject to Mr. O’Brien’s continued service with the Company through each such vesting date, except that in certain specified circumstances the Restricted Stock will vest in full. The Company has agreed to register the shares of Restricted Stock under the Securities Act of 1933, as amended, by filing a Registration Statement on Form S-8 with the Securities and Exchange Commission covering the shares. As counsel to the Company, we have reviewed:

(1) the certificate of incorporation of the Company, as amended;

(2) the bylaws of the Company, as amended;

(3) the Award;

(4) the Registration Statement;

(5) the resolutions adopted by the board of directors of the Company relating to the approval of the Award and the Registration Statement; and

(6) a corporate subsistence certificate with respect to the Company issued by the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services.

In connection with delivering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of

PENNSYLVANIA  |  NEW JERSEY  |  DELAWARE  |  NEW YORK  |  RHODE ISLAND  |  FLORIDA

A PROFESSIONAL CORPORATION

June 5, 2026

the originals of such copies, and that the Registration Statement has been declared effective pursuant to the Securities Act. In connection with this letter, we have concerned ourselves solely with the application of the New Jersey Business Corporation Act, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Based upon our review of the foregoing, it is our opinion that:

(a) the Company has been incorporated under the laws of the State of New Jersey and is subsisting under the laws of such state; and

(b) the shares of Restricted Stock issuable pursuant to the Award, when issued under the terms set forth in the Award, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STEVENS & LEE